Contact: Thomas Coughlin,
PRESIDENT & CEO
Thomas Keating, CFO
(201) 823-0700

BCB Bancorp, Inc. Reports Earnings of $5.5 Million in First Quarter 2019;
An Increase of 18 Percent Over the First Quarter of 2018

BAYONNE, N.J., April 18, 2019 -- BCB Bancorp, Inc. (the "Company"), Bayonne, NJ (NASDAQ: BCBP), the holding company for BCB Community Bank (the "Bank"), today reported that increases in total interest income and a decrease in the provision for loan losses contributed to first quarter 2019 profits.  Net income increased $819,000, or 17.7 percent, to $5.5 million for the first quarter of 2019, compared with $4.6 million for the first quarter a year ago. In the preceding quarter, the Company earned $5.2 million.
"We continued to deliver strong financial results and achieved an 18 percent increase in profits over the first quarter a year ago," stated Thomas Coughlin, President and Chief Executive Officer.  "Solid earning assets and deposit growth resulted in higher net interest income.  That along with sound credit quality and a larger asset base as a result of the IAB acquisition completed a year ago contributed to our first quarter results.  We are well positioned to maintain our growth strategies as we continue to look for opportunities to expand our presence in both New Jersey as well as surrounding markets."
The IAB acquisition, which was completed during the second quarter of 2018, added approximately $221.9 million in assets, $178.4 million in deposits and $182.6 million in net loans.

First Quarter 2019 Financial Highlights
•	Net income increased 17.7 percent to $5.5 million in the first quarter of 2019, compared to $4.6 million in the first quarter of 2018.
•	Earnings per diluted share increased to $0.32 in 1Q19 compared to $0.29 in 1Q18.
•	Net interest income, before the provision for loan losses, increased 27.1 percent to $20.9 million in the first quarter, compared to $16.4 million in the first quarter a year ago.
•	Net interest margin was 3.18 percent in the first quarter compared to 3.34 percent in the first quarter a year ago.
•	Total assets increased 30.5 percent to $2.718 billion at March 31, 2019, compared to $2.082 billion a year earlier.
•	Net loans receivable increased 30.7 percent to $2.307 billion at March 31, 2019, compared to $1.765 billion a year earlier.
•	Allowance for loan loss as a percentage of non-accrual loans was 405.7 percent at March 31, 2019, compared to 172.7 percent at March 31, 2018.
•	Tangible book value was $11.58 at March 31, 2019.
•
Earlier this month, the Company's Board of Directors declared a regular quarterly cash dividend of $0.14 per share. The dividend will be payable May 24, 2019, to common shareholders of record on May 10, 2019.

•
The Company issued $6.3 million of private placement common stock which closed in February 2019 and $5.3 million of preferred series G stock, which was issued in January 2019. The Company had also issued $33.5 million of subordinated debt in July 2018 which, for regulatory purposes, is treated as Tier 1 capital for the Bank and Tier 2 capital for the Company.

Balance Sheet Review
Total assets increased by $636.1 million, or 30.5 percent, to $2.718 billion at March 31, 2019 from $2.082 billion at March 31, 2018 and increased by $43.7 million, or 1.6 percent, compared to December 31, 2018. The increase in total assets from March 31, 2018 included the acquisition of IAB, which added approximately $221.9 million in assets.
Loans receivable, net increased by $542.5 million, or 30.7 percent, to $2.307 billion at March 31, 2019 from $1.765 billion at March 31, 2018 and increased by $28.6 million, or 1.3 percent, from $2.278 billion at December 31, 2018. The organic growth in loans over the first three months of 2019 represented increases of $26.5 million in commercial real estate and multi-family loans, $6.7 million in construction loans, $1.9 million in commercial business loans, $100,000 in residential one-to-four family loans, partly offset by decreases of $6.0 million in home equity loans and $78,000 in consumer loans.

Total cash and cash equivalents increased by $56.2 million, or 40.9 percent, to $193.5 million at March 31, 2019 from $137.3 million at March 31, 2018, and decreased by $1.7 million, or 0.9 percent compared to $195.2 million at December 31, 2018. The Company's level of cash and cash equivalents is a part of its strategy to maintain strong levels of liquidity. Total investment securities decreased by $1.4 million or 1.1% to $125.9 million at March 31, 2019, from $127.3 million a year earlier and decreased by $1.1 million, or 0.9 percent, to $125.9 million compared to $127.0 million three months earlier.
During the quarter ended March 31, 2019, the Company adopted Accounting Standards Update ("ASU") No. 2016-02 - Leases, requiring on-balance sheet reporting for all operating and financing leases, which resulted in the recording of $16.0 million in operating and financing lease right-of-use assets and a corresponding $16.0 million in operating and financing lease liabilities associated with the implementation of the standard.
Deposit liabilities increased by $497.3 million, or 29.4 percent, to $2.189 billion at March 31, 2019 from $1.691 billion at March 31, 2018, and increased by $7.9 million, or 0.4 percent, when compared to $2.181 billion at December 31, 2018. Increases over the first three months of 2019 included $43.2 million in certificates of deposit, excluding listing service and brokered deposits, $26.4 million in money market checking accounts, $4.3 million in transaction accounts and $2.4 million in savings and club accounts. The increases provided by the growth in these accounts was somewhat offset by reductions in the Company's listing service and brokered certificate of deposits, which saw decreases of $1.8 million and $63.6 million, respectively. The Company uses listing service and brokered certificates of deposits as additional sources of deposit liquidity, which totaled $35.1 million and $184.4 million, respectively, at March 31, 2019.
Debt obligations increased by $78.3 million or 38.4 percent, to $282.4 million at March 31, 2019 compared to $204.1 million at March 31, 2018 and remained flat when compared to December 31, 2018.  Debt obligations consisted of both Federal Home Loan Bank ("FHLB") borrowings and subordinated debt balances. The weighted average interest rate of FHLB advances was 2.18 percent at March 31, 2019. The issuance of subordinated debt was to maintain adequate capital ratios for further growth. The fixed interest rate of subordinated debt balances was 5.625 percent at March 31, 2019.
Stockholders' equity increased by $39.3 million, or 22.2 percent, to $216.7 million at March 31, 2019 from $177.4 million at March 31, 2018 and increased by $16.5 million, or 8.2 percent, compared to $200.2 million at December 31, 2018. The increase in stockholders' equity from March 31, 2018 was primarily attributable to an increase in additional paid-in capital of $17.4 million from common stock and preferred stock issued as part of the acquisition of IAB, the Company's issuance of $6.3 million of private placement common stock which closed in February 2019 and the issuance of $5.3 million of preferred series G stock, which was issued in January 2019. Retained earnings increased by $7.1 million to $40.8 million at March 31, 2019 from $33.7 million at March 31, 2018, due primarily to the increase in net income, net of dividends paid.
First Quarter Income Statement Review
Net interest income increased by $4.5 million, or 27.1 percent, to $20.9 million for the first quarter of 2019 from $16.4 million for the first quarter of 2018. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $662.0 million, or 33.6 percent, to $2.629 billion for the first quarter of 2019 from $1.968 billion for the first quarter of 2018. There was an increase in the average yield on interest-earning assets of 38 basis points to 4.64 percent for the first quarter of 2019, from 4.26 percent for the first quarter of 2018. There was also an increase in the average balance of interest-bearing liabilities of $574.9 million, or 35.2 percent, to $2.208 billion for the first quarter, from $1.633 billion for the first quarter a year ago, and an increase in the average rate on interest-bearing liabilities of 63 basis points to 1.73 percent for the first quarter, from 1.10 percent for the first quarter a year ago.
Net interest margin was 3.18 percent for the first quarter of 2019 compared to 3.24 percent in the preceding quarter and 3.34 percent for the first quarter a year ago. "The decrease in the net interest margin was the result of the rising interest rate environment, with the increase in the cost of funds outpacing the return on interest earning assets for the short term," said Coughlin.
Total non-interest income decreased by $1.7 million, or 51.0 percent, to $1.7 million for the first quarter of 2019 from $3.4 million for the first quarter of 2018. The decrease in total non-interest income was primarily related to a decrease in the amount of other non-interest income of $2.2 million, or 97.6 percent, to $53,000 for the first quarter from $2.2 million for the first quarter a year ago. The decrease in other non-interest income was the result of $2.2 million in proceeds from a legal settlement recognized in the first quarter of 2018.

First quarter total non-interest expense increased by $1.8 million, or 14.7 percent, to $13.8 million from $12.0 million for the first quarter of 2018. The increases in non-interest expense over the prior year were largely attributable to the inclusion of IAB expenses since the merger in April 2018. These increases in total non-interest expense were partly offset by a decrease in merger-related costs, of which $145,000 was recognized in the first quarter of 2018 with no comparable expense during the first quarter of 2019.

The income tax provision increased by $604,000, or 32.8 percent, to $2.4 million for the first quarter of 2019 from $1.8 million for the first quarter of 2018. The increase in the income tax provision comes as a result of higher taxable income for the first quarter of 2019 as compared to that same period for 2018. The consolidated effective tax rate for the first quarter of 2019 was 31.0 percent compared to 28.4 percent for the first quarter of 2018. The higher effective tax rate in the current period primarily relates to an increase in the New Jersey corporate business tax of 2.5 percent which was enacted July 1, 2018 and effective retroactively to January 1, 2018.
Asset Quality
The provision for loan losses decreased by $453,000, to $889,000 for the first quarter of 2019 from $1.3 million for the first quarter of 2018.  Non-accruing loans improved to $5.7 million, or 0.24 percent of gross loans at March 31, 2019, compared to $7.2 million, or 0.31 percent of gross loans at December 31, 2018, and $10.6 million, or 0.60 percent of gross loans, a year earlier.  Non-accruing loans exclude $7.0 million of Purchased Credit-Impaired loans acquired through the merger with IAB.
Performing troubled debt restructured ("TDR") loans that were not included in nonaccrual loans at March 31, 2019, were $23.1 million, compared to $22.5 million at December 31, 2018 and $21.4 million at March 31, 2018. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as TDR loans.
The allowance for loan losses was $23.0 million, or 405.7 percent of non-accruing loans and 0.99 percent of gross loans, at March 31, 2019 as compared to an allowance for loan losses of $22.4 million, or 309.6 percent of non-accruing loans and 0.97 percent of gross loans, at December 31, 2018 and an allowance of $18.3 million or 172.7 percent of non-accruing loans and 1.03 percent of gross loans, a year ago. The decline in the allowance as a percentage of gross loans from March 31, 2018 was primarily driven by the addition of IAB acquired loans with no allowance for loan losses as these loans were recorded at fair value at the acquisition date. The Company's outstanding credit mark recorded on acquired portfolios of $238.5 million at March 31, 2019 totaled $6.1 million at March 31, 2019. The Company's combined coverage of allowance for loan loss and credit mark on the acquired portfolios totaled $29.1 million, or 1.25 percent of the overall loan portfolio, at March 31, 2019. Net charge-offs were $244, 000 in the first quarter of 2019, compared to $34,000 of net recoveries in the fourth quarter of 2018 and $380,000 in the first quarter of 2018.
About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 29 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York. The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company's reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the Indus-American Bank business or fully realizing cost savings and other benefits of the Merger; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

	Three Months Ended,
	March 31, 2019	December 31, 2018	March 31, 2018	March 31, 2019 vs. December 31, 2018	March 31, 2019 vs. March 31, 2018
Interest and dividend income:
Loans, including fees	$28,233	$28,243	$19,521	0.0%	44.6%
Mortgage-backed securities	770	791	699	-2.7%	10.2%
Municipal bonds and other debt	128	191	104	-33.0%	23.1%
FHLB stock and other interest earning assets	1,347	1,263	618	6.7%	118.0%
Total interest and dividend income	30,478	30,488	20,942	0.0%	45.5%

Interest expense:
Deposits:
Demand	1,576	1,412	797	11.6%	97.7%
Savings and club	113	126	97	-10.3%	16.5%
Certificates of deposit	5,990	5,674	2,730	5.6%	119.4%
	7,679	7,212	3,624	6.5%	111.9%
Borrowings	1,897	2,105	878	-9.9%	116.1%
Total interest expense	9,576	9,317	4,502	2.8%	112.7%

Net interest income	20,902	21,171	16,440	-1.3%	27.1%
Provision for loan losses	889	821	1,342	8.3%	-33.8%

Net interest income after provision for loan losses	20,013	20,350	15,098	-1.7%	32.6%

Non-interest income:
Fees and service charges	883	1,012	710	-12.7%	24.4%
Gain on sales of loans	318	436	583	-27.1%	-45.5%
Gain (loss) on bulk sale of impaired loans held in portfolio	107	-	(24)	-	-545.8%
Gain on sales of other real estate owned	8	26	-	-69.2%	0.0%
Gain on sale of investment securities	-	-	-	-	-
Unrealized gain (loss) on equity investments	291	(380)	(127)	-176.6%	-329.1%
Other	53	65	2,244	-18.5%	-97.6%
Total non-interest income	1,660	1,159	3,386	43.2%	-51.0%

Non-interest expense:
Salaries and employee benefits	6,915	7,042	6,267	-1.8%	10.3%
Occupancy and equipment	2,630	2,551	2,062	3.1%	27.5%
Data processing and service fees	721	876	729	-17.7%	-1.1%
Professional fees	533	462	505	15.4%	5.5%
Director fees	318	158	201	101.3%	58.2%
Regulatory assessments	457	487	239	-6.2%	91.2%
Advertising and promotional	73	108	85	-32.4%	-14.1%
Other real estate owned, net	(16)	59	31	-127.1%	-151.6%
Merger related costs	-	105	145	-100.0%	-100.0%
Other	2,146	2,036	1,747	5.4%	22.8%
Total non-interest expense	13,777	13,884	12,011	-0.8%	14.7%

Income before income tax provision	7,896	7,625	6,473	3.6%	22.0%
Income tax provision	2,445	2,401	1,841	1.8%	32.8%

Net Income	$5,451	$5,224	$4,632	4.3%	17.7%
Preferred stock dividends	317	262	166	21.0%	91.0%
Net Income available to common stockholders	$5,134	$4,962	$4,466	3.5%	15.0%

Net Income per common share-basic and diluted
Basic	$0.32	$0.31	$0.30	3.2%	6.7%
Diluted	$0.32	$0.31	$0.29	3.2%	10.3%

Weighted average number of common shares outstanding
Basic	16,078	15,820	15,048	1.6%	6.8%
Diluted	16,111	15,851	15,181	1.6%	6.1%

	March 31, 2019	December 31, 2018	March 31, 2018	March 31, 2019 vs. December 31, 2018	March 31, 2019 vs. March 31, 2018
ASSETS
Cash and amounts due from depository institutions	$18,610	$18,970	$13,299	-1.9%	39.9%
Interest-earning deposits	174,938	176,294	124,035	-0.8%	41.0%
Total cash and cash equivalents	193,548	195,264	137,334	-0.9%	40.9%

Interest-earning time deposits	735	735	980	0.0%	-25.0%
Debt securities available for sale	117,942	119,335	119,158	-1.2%	-1.0%
Equity investments	7,963	7,672	8,166	3.8%	-2.5%
Loans held for sale	1,347	1,153	208	16.8%	547.6%
Loans receivable, net of allowance for loan losses
of $23,004, $22,359, and $18,337, respectively	2,307,140	2,278,492	1,764,597	1.3%	30.7%
Federal Home Loan Bank of New York stock, at cost	13,405	13,405	10,886	0.0%	23.1%
Premises and equipment, net	19,684	20,293	18,295	-3.0%	7.6%
Finance lease right-of-use asset (net)	673	-	-	0.0%	0.0%
Operating lease right-of-use asset	15,346	-	-	0.0%	0.0%
Accrued interest receivable	9,750	8,378	6,052	16.4%	61.1%
Other real estate owned	1,746	1,333	1,412	31.0%	23.7%
Deferred income taxes	13,302	13,601	6,144	-2.2%	116.5%
Goodwill and other intangibles	5,584	5,604	-	-0.4%	-
Other assets	10,235	9,466	9,081	8.1%	12.7%
Total Assets	$2,718,400	$2,674,731	$2,082,313	1.6%	30.5%

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$273,370	$263,960	$211,251	3.6%	29.4%
Interest bearing deposits	1,915,263	1,916,764	1,480,102	-0.1%	29.4%
Total deposits	2,188,633	2,180,724	1,691,353	0.4%	29.4%
FHLB advances	245,800	245,800	200,000	0.0%	22.9%
Subordinated debentures	36,635	36,577	4,124	0.2%	788.3%
Finance lease liability	678	-	-	-	-
Operating lease liability	15,381	-	-	-	-
Other liabilities	14,555	11,415	9,450	27.5%	54.0%
Total Liabilities	2,501,682	2,474,516	1,904,927	1.1%	31.3%

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital preferred stock	25,016	19,706	13,241	26.9%	88.9%
Common stock: no par value, 20,000,000 shares authorized	-	-	-	-	-
Additional paid-in capital common stock	176,379	175,500	164,512	0.5%	7.2%
Retained earnings	40,750	38,405	33,728	6.1%	20.8%
Accumulated other comprehensive (loss)	(3,379)	(5,076)	(4,979)	-33.4%	-32.1%
Treasury stock, at cost	(22,048)	(28,320)	(29,116)	-22.1%	-24.3%
Total Stockholders' Equity	216,718	200,215	177,386	8.2%	22.2%

Total Liabilities and Stockholders' Equity	$2,718,400	$2,674,731	$2,082,313	1.6%	30.5%

Outstanding common shares	16,398	15,889	15,055

	Three Months Ended March 31,
	2019			2018
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable	$2,317,250	$28,233	4.87%	$1,720,865	$19,521	4.54%
Investment Securities	139,171	898	2.58%	123,450	803	2.60%
Interest-earning deposits	173,076	1,347	3.11%	123,193	618	2.01%
Total Interest-earning assets	2,629,497	30,478	4.64%	1,967,508	20,942	4.26%
Non-interest-earning assets	60,741			47,254
Total assets	$2,690,238			$2,014,762
Interest-bearing liabilities:
Interest-bearing demand accounts	$341,659	$604	0.71%	$314,074	$426	0.54%
Money market accounts	237,011	972	1.64%	157,421	371	0.94%
Savings accounts	260,524	113	0.17%	258,805	97	0.15%
Certificates of Deposit	1,085,299	5,990	2.21%	720,696	2,730	1.52%
Total interest-bearing deposits	1,924,493	7,679	1.60%	1,450,996	3,624	1.00%
Borrowed funds	283,460	1,897	2.68%	182,013	878	1.93%
Total interest-bearing liabilities	2,207,953	9,576	1.74%	1,633,009	4,502	1.11%
Non-interest-bearing liabilities	275,575			205,033
Total liabilities	2,483,528			1,838,042
Stockholders' equity	206,710			176,720
Total liabilities and stockholders' equity	$2,690,238			$2,014,762
Net interest income		$20,902			$16,440
Net interest rate spread(1)			2.90%			3.15%
Net interest margin(2)			3.18%			3.34%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.

	Financial condition data by quarter
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017

		(In thousands, except tangible book value)
Total assets	$2,718,400	$2,674,731	$2,637,868	$2,516,564	$2,082,313	$1,942,837
Cash and cash equivalents	193,548	195,264	206,710	180,445	137,334	124,235
Securities	125,905	127,007	127,863	135,425	127,324	122,589
Loans receivable, net	2,307,140	2,278,492	2,225,001	2,119,829	1,764,597	1,643,677
Deposits	2,188,633	2,180,724	2,116,624	1,984,876	1,691,353	1,569,370
Borrowings	282,435	282,377	312,319	324,124	204,124	189,124
Stockholders' equity	216,718	200,215	195,763	194,076	177,386	176,454
Tangible Book Value	11.58	11.00	10.78	10.68	10.90	10.85

	Operating data by quarter
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017

	(In thousands, except for per share amounts)
Net interest income	$20,902	$21,171	$20,080	$19,990	$16,440	$16,642
Provision for loan losses	889	821	907	2,060	1,342	325
Non-interest income	1,660	1,159	1,852	1,563	3,386	1,515
Non-interest expense	13,777	13,884	14,391	15,980	12,011	12,035
Income tax expense	2,445	2,401	2,040	1,200	1,841	4,458
Net income	$5,451	$5,224	$4 ,594	$2,313	$4,632	$1,339
Diluted net income per share:	$0.32	$0.31	$0.27	$0.13	$0.29	$0.08
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Return on average assets	0.81%	0.78%	0.72%	0.40%	0.92%	0.28%
Return on average stockholder's equity	10.55%	10.66%	9.44%	4.90%	10.48%	3.01%
Net interest margin	3.18%	3.24%	3.22%	3.52%	3.34%	3.56%
Stockholder's equity to total assets	7.97%	7.49%	7.42%	7.71%	8.52%	9.08%

	Asset Quality Ratios
	(In thousands, except for ratio %)
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Non-Accrual Loans	$5,670	$7,221	$11,093	$10,763	$10,619	$13,036
Non-Accrual Loans as a % of Total Loans	0.24%	0.31%	0.49%	0.50%	0.60%	0.78%
ALLL as % of Non-Accrual Loans	405.71%	309.64%	193.85%	191.79%	172.68%	133.28%
Impaired Loans	40,533	42,408	47,251	50,899	36,199	37,786
Classified Loans	23,977	26,161	30,179	33,605	20,299	21,730